Exhibit 10.1

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), effective as of April 21, 2021, by and among Mobcrush Streaming, Inc., a Delaware corporation (the "Company"), Super League Gaming, Inc., a Delaware corporation ("Parent"), and SLG Merger Sub II, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"). The Company, Parent, and Merger Sub are sometimes hereinafter collectively referred to as the "Parties" and each individually as a "Party". Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in that certain Agreement and Plan of Merger dated March 9, 2021, by and between the Company, Parent, and Merger Sub (the "Merger Agreement").

RECITALS

WHEREAS, the Parties entered into the Merger Agreement on March 9, 2021 regarding the merger of Mobcrush with and into Merger Sub, with Mobcrush being the surviving corporation; and

WHEREAS, the Parties now desire to amend the Merger Agreement to reflect certain agreements reached between the Parties after the execution of the Merger Agreement, as more specifically set forth in this Amendment.

1.
Section 2.07(a)(i) of the Agreement is amended in its entirety to read as follows:

"(i) Company Stock Options. At the Effective Time, each equity award granting such recipient a right to acquire shares of Company Common Stock (each, a "Company Stock Option") that is outstanding and unexercised immediately prior to the Effective Time, whether vested or unvested, shall, by virtue of the Merger, be cancelled and forfeited without any action on the part of Parent, Merger Sub, the Company, the Option holder or any other Person. For the avoidance of doubt, as required by Sections 5.10(a) and 5.10(b) of this Agreement, Parent shall deliver to each Company Continuing Employee those certain Offer Letters containing the terms of each such Continuing Company Employee’s Purchaser Awards. The Company shall use reasonable best efforts to cause each Option holder who holds vested Company Stock Options immediately prior to the Effective Time to exercise such vested Company Stock Options prior to the Effective Time."

2.
Section 2.07(a)(ii) of the Agreement is deleted in its entirety and replaced with: "[RESERVED]."

3.
Section 2.07(b) of the Agreement is deleted in its entirety and replaced with: "[RESERVED]."

4.
Section 2.07(c) of the Agreement is amended in its entirety to read as follows:

"(c) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable and to the extent necessary, shall adopt any resolutions and take any actions necessary to (i) effectuate the provisions of Section 2.07(a) and (ii) cause the Company Stock Option Plan to terminate at or prior to the Effective Time, it being understood that the intention of the parties is that from and after the Effective Time no holder of any Options shall have any right thereunder to acquire any capital stock of the Company. In the event any holder of Company Stock Options has exercised any unvested Company Stock Option pursuant to the Company Stock Option Plan, the Company shall cause each such Company Stock Option holder's then-current account balance for such exercised but unvested Company Stock Options to be distributed in cash to such employee at the time of plan termination."

5.
Section 5.10(b) of the Agreement is amended in its entirety to read as follows:

"(b) Immediately following the Closing, Parent shall grant equity awards under the Parent Stock Plan (the “Purchaser Awards”) to each Company Continuing Employee in an amount and under terms that are customary for new Parent employees with similar roles and responsibilities, as outlined in each Company Continuing Employee’s Offer Letter. The terms of such Purchaser Awards shall be set forth in the Offer Letters delivered by Parent to the Company, and submitted to the Company Continuing Employee in accordance with in Section 5.10(a), above."

6.
Section 5.10(c) of the Agreement is amended in its entirety to read as follows:

"(c) With respect to any "employee benefit plan" as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries, excluding any retiree healthcare plans or programs maintained by Parent or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its Subsidiaries, and any equity compensation arrangements maintained by Parent or any of its Subsidiaries (collectively, "Parent Benefit Plans") in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; and (ii) such service was not credited under the corresponding Company Employee Plan."

7.
Section 6.01(f) of the Merger Agreement is deleted in its entirety and replaced with: "[RESERVED]."

8.
Section 6.03(f) of the Merger Agreement is deleted in its entirely and replaced with: "[RESERVED]."

9.
Section 7.02(a) of the Merger Agreement is amended in its entirety to read as follows:

"(a) if the Merger has not been consummated on or before 11:59 P.M., Pacific Time, on June 30, 2021 (the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;"

10.
Amendment to Merger Agreement. The Merger Agreement is hereby amended so that any reference to the Merger Agreement in the Transaction Documents shall mean the Merger Agreement as amended by this Amendment.

11.
Event of Conflict. The provisions of the Merger Agreement, as modified in this Amendment, shall remain in full force and effect in accordance with their terms and are hereby ratified and confirmed. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions set forth in the Merger Agreement, the terms and conditions set forth herein shall control. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

12.
Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission (including without limitation a PDF attachment) shall be equally as effective as delivery of an original executed counterpart of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
COMPANY
By /s/ Michael Wann Name: Michael Wann Title: President & CEO
PARENT
By /s/ Ann Hand Name: Ann Hand Title: President & CEO
MERGER SUB
By /s/ Ann Hand Name: Ann Hand Title: President & CEO